Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
2475 Hanover Street
Palo Alto, CA 94304-1115

February 13, 2007

LaserCard Corporation
1875 Shoreline Boulevard
Mountain View, CA 94043-1601

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for LaserCard Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of the following securities of the Company having an aggregate initial public offering price of up to U.S. $100,000,000.00 (or the equivalent in any one or more foreign currencies): (a) shares of Common Stock, par value $0.01 per share (“Common Stock”), (b) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), in one or more series, (c) warrants to purchase shares of Common Stock or Preferred Stock (“Warrants”), or (d) other units (“Other Units”), each of which may represent any combination of the foregoing. The Common Stock, Preferred Stock, Warrants, and Other Units are collectively referred to herein as the “Securities.”

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed, where applicable, that the Securities will be properly authenticated by the manual signature of an authorized representative of the warrant agent or transfer agent, and the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

Based upon the foregoing, we are of the opinion that:

With respect to the Common Stock, when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee being referred to herein as the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of shares of the Common Stock and related matters and when such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such shares of Common Stock (including any Common Stock duly issued upon conversion of any Preferred Stock or exercise of any Warrant in accordance with the terms of the Preferred Stock or the agreement governing such Warrant providing for such conversion or exercise as approved by the Board) will be duly authorized, legally issued, fully paid and nonassessable.

With respect to the Preferred Stock, when the Board has taken all necessary corporate action to approve the issuance and establish the terms of any particular series of Preferred Stock, the offering thereof and related matters, including the filing of a certificate of designations conforming to the Delaware General Corporation Law regarding the Preferred Stock with the Secretary of State of the State of Delaware, and when shares of such series of Preferred Stock have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such Board action, such shares of such series of Preferred Stock (including any Preferred Stock duly issued upon exercise of any Warrant in accordance with the terms of such Warrant as approved by the Board) will be duly authorized, legally issued, fully paid and nonassessable.

With respect to the Warrants, when (a) one or more agreements incorporating the terms and other provisions thereof has been duly executed and delivered by the Company and, if applicable, by a warrant agent (a “Warrant Agreement”), (b) the Board has taken all necessary corporate action to approve the issuance and establish the terms of the Warrants, the terms of the offering of such Warrants, and related matters, (c) the Warrant certificates have been duly executed and authenticated or countersigned in accordance with the terms of the appropriate Warrant Agreement, and (d) the Warrants have been issued and sold in the manner contemplated by the Registration Statement and in accordance with the applicable Warrant Agreement, the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, the Registration Statement, and any amendments thereto (including post-effective amendments) will have been declared effective, a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Securities offered thereby, the authorization of such Security will not have been modified or rescinded by the Board, and there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable federal or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Pillsbury Winthrop Shaw Pittman LLP